Exhibit 99.1

InnerWorkings Announces Fourth Quarter and Fiscal Year 2009 Results

Six Enterprise Wins in Quarter Brings 2009 Total to Thirty

Chicago, IL, February 16, 2010 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions, today reported results for the fourth quarter and fiscal year ended December 31, 2009.

Quarterly Highlights:

•	Revenue generated during the fourth quarter was $107.9 million.

•	Net income and earnings per share for the fourth quarter were $2.2 million and $0.05 per diluted share.

•	Revenue from new accounts was $16.3 million in the fourth quarter.

•	Enterprise revenue increased 17% to $76.1 million in the fourth quarter vs. the fourth quarter of 2008.

•	Six new enterprise contracts were signed during the quarter, including agreements with Unilever, SKYY Spirits, Iron Mountain, and Clear Channel.

•	Cash flow generated from operations was $4.1 million in the fourth quarter vs. cash flow used in operations of $2.1 million in the fourth quarter of 2008.

•	Adjusted EBITDA increased from $3.1 million in the fourth quarter of 2008 to $6.1 million in the fourth quarter of 2009. Please refer to the non-GAAP reconciliation table below for more information.

Fiscal Year Highlights:

•

Reported revenue for the year was $400.4 million including a $5.7 million one-time correction in the third quarter of 2009 of a 2008 revenue accrual related to one customer. Adjusted revenue generated during fiscal 2009 excluding this one-time correction was $406.1 million. Please refer to the non-GAAP reconciliation table below for more information.

•	Revenue from new accounts was $51.6 million for the year exceeding the Company’s 2009 goal of $50 million.

•	The number of enterprise clients increased by 30 during 2009 to 172 total.

•	Customer concentration from the Company’s top 10 accounts decreased to 29 percent of total revenue in 2009 compared to 33 percent in 2008.

•	Operating cash flow was $14.2 million, up 17 percent year-over-year.

•

Reported diluted earnings per share for the year were $0.13. Adjusted diluted earnings per share for the year excluding the one-time correction were $0.15. Please refer to the non-GAAP reconciliation table below for more information.

Eric D. Belcher, Chief Executive Officer of InnerWorkings, said, “I am proud of the way the Company navigated the harsh economic conditions in 2009. We reacted quickly and decisively early in the year to take out costs and drive operating efficiencies while still aggressively pursuing new customers and maintaining the superior customer service that InnerWorkings is known for. Due to this strategy we are entering 2010 in a strong financial condition, with increased market share and an outstanding customer retention rate. The entire organization is energized and excited about executing on our growth strategy in the coming year.”

Additional fourth quarter 2009 financial and operational highlights include the following:

•	For the fourth quarter of 2009, 71 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 29 percent derived from transactional clients.

•	The Company conducted business with all 25 of its top 25 customers from the year-earlier period reflecting strong customer retention.

•	As of December 31, 2009, the Company had an outstanding balance of $46.4 million on its $75.0 million bank credit facility and retains cash and retained short-term investments of $26.4 million.

“In 2009, we responded to rapidly changing demand conditions by exercising tight capital discipline and aggressively targeting operating costs,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. “These actions facilitated revenue and adjusted diluted EPS results that fell within our guidance range and streamlined the business to generate strong cash flow and improve return on invested capital, providing InnerWorkings with the flexibility to scale-up as market conditions continue to strengthen in 2010.”

Conference Call

A conference call will be broadcast live on Tuesday, February 16, 2010, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: adjusted revenue, adjusted EBITDA and adjusted diluted earnings per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation of Adjusted Revenue and Diluted Earnings Per Share” and “Reconciliation of Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Joe Busky

(312) 784-2603

jbusky@inwk.com

Consolidated Statements of Income (unaudited)

	Three months ended December 31,
	2008	2009
Revenue	$104,462,452	$107,865,897
Cost of goods sold	77,263,700	81,742,080

Gross profit	27,198,752	26,123,817
Operating expenses:
Selling, general, and administrative expenses	24,799,919	20,609,451
Depreciation and amortization	1,552,915	2,274,525

Income from operations	845,918	3,239,841
Total other income (expense)	(434,739)	(350,490)

Income before taxes	411,179	2,889,351
Income tax expense	100,486	705,155

Net income	$310,693	$2,184,196

Basic earnings per share	$0.01	$0.05
Diluted earnings per share	$0.01	$0.05

Weighted average shares outstanding, basic	45,418,721	45,623,101
Weighted average shares outstanding, diluted	47,114,646	47,304,351

	Twelve months ended December 31,
	2008	2009
Revenue	$419,016,715	$400,447,044
Cost of goods sold	314,995,872	301,671,851

Gross profit	104,020,843	98,775,193
Operating expenses:
Selling, general, and administrative expenses	79,654,824	81,287,702
Depreciation and amortization	4,760,819	8,030,772

Income from operations	19,605,200	9,456,719
Total other income (expense)	6,444,563	(439,204)

Income before taxes	26,049,763	9,017,515
Income tax expense	10,096,668	2,708,057

Net income	$15,953,095	$6,309,458

Basic earnings per share	$0.34	$0.14
Diluted earnings per share	$0.32	$0.13

Weighted average shares outstanding, basic	47,137,002	45,535,357
Weighted average shares outstanding, diluted	49,141,147	47,156,705

Consolidated Balance Sheet Data

	December 31, 2008	December 31, 2009
Cash and cash equivalents	$4,011,855	$2,903,906
Short-term investments	—	23,541,199
Accounts receivable, net of allowance for doubtful accounts	73,628,112	72,565,814
Unbilled revenue	27,802,667	20,189,900
Inventories	7,539,870	8,749,266
Prepaid expenses	9,257,086	11,399,560
Other current assets	8,081,553	9,296,104
Total long-term assets	123,501,173	117,497,935

Total assets	$253,822,316	$266,143,684

Accounts payable-trade	$54,084,430	$53,915,750
Other current liabilities	65,854,864	62,033,988
Capital lease obligations, less current maturities	144,993	73,652
Other long-term liabilities	—	3,070,278
Total stockholders’ equity	133,738,029	147,050,016

Total liabilities and stockholders’ equity	$253,822,316	$266,143,684

Cash Flow Data (Unaudited)

	2008	2009
Cash flows from operating activities
Net cash provided by operating activities	$12,093,127	$14,201,861
Net cash used in investing activities	(45,438,227)	(18,948,010)
Net cash provided by financing activities	9,799,238	3,770,465

Effect of exchange rate changes on cash and cash equivalents	841,478	(132,265)

Decrease in cash and cash equivalents	(22,704,384)	(1,107,949)
Cash and cash equivalents, beginning of period	26,716,239	4,011,855

Cash and cash equivalents, end of period	$4,011,855	$2,903,906

Reconciliation of Adjusted revenue and diluted earnings per share (unaudited)

(in millions, except per share amounts)

	Twelve months ended December 31,
	2008	Reported 2009	One-time Adjustment	Adjusted 2009
Revenue	$419.0	$400.4	$5.7	$406.1
Cost of goods sold	315.0	301.7	4.8	306.5

Gross profit	104.0	98.7	0.9	99.6
Selling, general, and administrative expenses	79.6	81.3	—	81.3
Depreciation and amortization	4.8	8.0	—	8.0

Income from operations	19.6	9.4	0.9	10.3
Total other income (expense)	6.4	(0.4)	—	(0.4)

Income before taxes	26.0	9.0	0.9	9.9
Income tax expense	10.0	2.7	0.3	3.0

Net income	$16.0	$6.3	$0.6	$6.9

Basic earnings per share	$0.34	$0.14		$0.15
Diluted earnings per share	$0.32	$0.13		$0.15

Reconciliation of Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2008	2009	2008	2009
Income from operations	$845,918	$3,239,841	$19,605,200	$9,456,719
Depreciation and amortization	1,552,915	2,274,525	4,760,819	8,030,772
Stock based compensation	733,143	540,573	2,192,826	2,481,159

Adjusted EBITDA	$3,131,976	$6,054,939	$26,558,845	$19,968,650